Exhibit 77(C):  Matters to a vote of security holders (Unaudited)

A special meeting of the shareholders (the “Meeting”) of Lord Abbett Stock Appreciation Fund (“Stock Appreciation Fund”) was held on March 15, 2013.

The Meeting was held for the purpose of approving a Plan of Reorganization between Stock Appreciation Fund and Lord Abbett Securities Trust, on behalf of its series, Lord Abbett Growth Leaders Fund, (“Growth Leaders Fund”) providing for: (a) the transfer of all of the assets of Stock Appreciation Fund to Growth Leaders Fund in exchange for shares of the corresponding class of Growth Leaders Fund and the assumption by Growth Leaders Fund of all of the liabilities of Stock Appreciation Fund; (b) the distribution of such shares to the shareholders of Stock Appreciation Fund; and (c) the termination of Stock Appreciation Fund.

The results of the shareholder vote on the preceding matter were as follows:

Matter	Votes For	Votes Against	Abstentions

1. Proposal — Approval of a Plan of Reorganization between Stock Appreciation Fund and Growth Leaders Fund.	11,166,617.545	232,023.151	730,388.360